EXHIBIT (a)(1)(v)

Internal Communication

Safeway Stock Option Exchange

Election Confirmation Statement

Date

Dear [Name of Participating Safeway Employee]:

Under the terms of the Safeway Stock Option Exchange program, you have elected to exchange the following options (and Rights):

Grant #	Grant Date	Options/Rights Granted	Grant/Base Price	Options/Rights Exchanged	Replacement Options/Rights

If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.

You may change your election at any time before 5:00 p.m. Pacific (California) Time on October 5, 2004, by

1.	visiting the Safeway Stock Option Exchange web site at http://www.safewayexchange.com and submitting a new electronic election, or

2.	sending a new Safeway Stock Option Exchange Form to us by interoffice mail or facsimile at (925) 226-5314, or

3.	mailing a new Safeway Stock Option Exchange Form to

Nicole Callender

Stock Administration

4410 Rosewood Drive

Pleasanton, CA 94588

unless this offer is extended, in which case we will accept your options (or Rights) by the deadline of the expiration of the extended period. The most current election submitted and received by our office before the above deadline will be the one considered for acceptance to exchange.

If you need to obtain a new Safeway Stock Option Exchange Form, please call the Stock Option Exchange hotline at (877) SWY-EXCH or (877) 799-3924.